Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statements (No. 333-113852 on Form S-8, No. 333-137501 on Form S-8, No. 333-124278 on Form S-3, No. 333-140354 on Form S-3, No. 333-148649 on Form S-3, No. 333-148653 on Form S-3, No. 333-151775 on Form S-3, No. 333-160142 on Form S-8 and No. 333-164030 on Form S-3) of CapLease, Inc. of our report dated March 3, 2010, relating to our audits of the consolidated financial statements, the financial statement schedules and internal control over financial reporting, which appear in this Annual Report on Form 10-K of CapLease, Inc. for the year ended December 31, 2009.

/s/ McGladrey & Pullen, LLP

New York, New York
March 3, 2010